Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

Dated as of December 30, 2009

among

TRINITY INDUSTRIES, INC.,

THP MERGER CO.

and

QUIXOTE CORPORATION

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 30, 2009 (this “Agreement”), is among Trinity Industries, Inc., a Delaware corporation (“Parent”), THP Merger Co., a Delaware corporation and wholly owned Subsidiary of Parent (“Purchaser”), and Quixote Corporation, a Delaware corporation (the “Company”).  Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company each deems it advisable that Parent acquire the Company on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof it is proposed that such acquisition be accomplished by (a) Purchaser commencing a tender offer to (1) purchase all of the shares of common stock, $.01-2/3 par value, of the Company (“Company Common Stock”) issued and outstanding (each, together with the associated Rights, a “Share” and, collectively, the “Shares”) for $6.38 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, on the terms and subject to the conditions provided for in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”) and (2) acquire with each share of Company Common Stock the associated Series C Junior Participating Preferred Stock Rights (the “Rights”) issued under the Rights Agreement, dated as of March 16, 2009, between the Company and Computershare Trust Company, N.A. as Rights Agent (the “Rights Agreement”)), and (b) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Shares (other than certain shares as provided in paragraphs (a) and (b) of Section 2.7) will be converted into the right to receive the Offer Price, subject to any required withholding of Taxes, on the terms and subject to the conditions provided for in this Agreement (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent (on its own behalf and as the sole stockholder of Purchaser), Purchaser and the Company have each approved this Agreement, the Offer and the Merger; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

The Offer

SECTION 1.1                  The Offer.

(a)           Provided that (1) none of the events or circumstances set forth in paragraphs (a) through (f) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Purchaser) and (2) the Company shall have complied with its obligations under Section 1.2 hereof, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase all of the Shares at the Offer Price as promptly as reasonably practicable after the date hereof, but in no event later than seven Business Days after the initial public announcement of the execution of this Agreement (which initial public announcement shall occur no later than the first Business Day following execution and delivery of this Agreement).  The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only (x) to the satisfaction of the condition that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with Shares (if any) then owned by Parent or any of its Subsidiaries, represents at least 60% of the Shares then outstanding determined on a fully-diluted basis (on a “fully-diluted basis” meaning the number of Shares then issued and outstanding plus all shares of Company Common Stock which the Company may be required to issue as of such date pursuant to options, warrants, rights, convertible or exchangeable securities (including the Convertible Securities) or similar obligations then outstanding, but only to the extent then vested or exercisable or capable of being vested or exercisable on or prior to the Walk-Away Date) (the “Minimum Condition”), and (y) to the satisfaction (or waiver by Purchaser) of the other conditions set forth in Annex A hereto.  Purchaser expressly reserves the right to waive any of such conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares sought to be purchased in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition, or modifies or amends any of the conditions set forth in Annex A hereto or makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the expiration date of the Offer.  Notwithstanding the foregoing, Purchaser shall extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer.  In addition, (i) if at the initial scheduled expiration date, which shall be 20 Business Days following the date of commencement of the Offer, or any subsequent scheduled expiration date, any of the conditions to Purchaser’s obligation to accept for payment and to pay for Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, Purchaser shall extend the Offer in increments of not more than 10 Business Days each until such time as such conditions are satisfied or waived; provided that Purchaser shall not be required to extend the Offer beyond the Walk-Away Date (as defined in Section 7.1(b)(iii)); subject, however, to the parties’ respective rights to terminate this Agreement pursuant to Section 7.1, and (ii) if the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares (if any) then owned by Parent or any of its Subsidiaries, constitutes less than 90% of the Shares then outstanding, without the consent of the Company, Purchaser shall (subject to applicable law) have the right to, and at the request of the Company shall, provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) for up to 20 Business Days after Purchaser’s acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Purchaser shall (A) give the required notice of such subsequent offering period and (B) immediately accept for payment and promptly pay for all Shares validly tendered and not withdrawn as of such expiration date.  Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable law.  On or prior to the date that Purchaser becomes obligated to pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to pay for pursuant to the Offer.  The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.  The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to Purchaser pursuant to the Offer.

(b)           As promptly as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer.  The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the “Offer Documents”).  The Company shall promptly provide Parent with all information concerning the Company that is required to be included in the Offer Documents.  Parent and Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws.  Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent and Purchaser shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws.  The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares.  In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such responses, whether written or oral.

SECTION 1.2                  Company Actions.

(a)           The Company hereby represents and warrants that the Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof), and (ii) resolved to recommend that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and adopt this Agreement.  Subject to Section 5.2(c) hereof, the Company shall, through its Board of Directors, recommend that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and adopt this Agreement.  The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company’s Board of Directors described above.  The Company hereby further represents and warrants that (A) the Board of Directors of the Company has received the opinion of Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s stockholders in the Offer and the Merger is fair to such holders from a financial point of view (the “Fairness Opinion”), (B) the Company has been authorized by Financial Advisor to permit the inclusion of the Fairness Opinion and/or references thereto in the Offer Documents, the Schedule 14D-9 and any Proxy Statement, subject to prior review and consent by Financial Advisor (such consent not to be unreasonably withheld or delayed) and (C) all directors and executive officers of the Company who know of the Transactions have advised the parties that they intend to tender all Shares they own into the Offer.

(b)           As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall contain the recommendation of the Board of Directors of the Company described in Section 1.2(a).  The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws.  The Company, on the one hand, and each of Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws.  Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares.  In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such responses, whether written or oral.

(c)           The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares.  The Company shall furnish Purchaser with such additional information, including updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

SECTION 1.3                  Directors of the Company.

(a)           Upon the purchase of Shares pursuant to the Offer and for so long thereafter as Parent and its Subsidiaries directly or indirectly own in the aggregate at least 60% of the outstanding Shares, Parent shall be entitled to designate for appointment or election to the Company’s Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on such Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of Shares so owned by Parent and its Subsidiaries bears to the total number of Shares then outstanding.   In furtherance thereof, the Company shall, upon request of Parent, promptly cause Parent’s designees (and any replacement designees in the event that any designee shall no longer be on such Board of Directors) to be so appointed or elected to the Company’s Board of Directors and, in furtherance thereof, to the extent necessary, increase the size of such Board of Directors or obtain the resignation of such number of its directors as is necessary to give effect to the foregoing provision.  The Parent designees shall be allocated amongst all classes (as determined by year of expiration of their current term) of the Company Board of Directors as evenly as possible.  At such time, the Company shall also, upon the request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company’s Board of Directors of (i) each committee of the Company’s Board of Directors, subject to compliance with applicable securities laws and the rules of the NASDAQ Stock Market, and (ii) each board of directors (or similar body) of each Subsidiary of the Company and each committee of each such board (or similar body).  Notwithstanding the foregoing, until the Effective Time, the Board of Directors of the Company shall have at least two directors who are (A) directors of the Company on the date of this Agreement and (B) Qualified Persons (as defined below) (“Independent Directors”); provided, however, that if the number of Independent Directors shall be reduced below two for any reason whatsoever (or if immediately following consummation of the Offer there are not at least two then-existing directors of the Company who are (x) Qualified Persons and (y) willing to serve as Independent Directors), then, unless the remaining Independent Director(s) (if any) identifies a Qualified Person willing to serve as an Independent Director (in which case such remaining Independent Director(s) shall be entitled to designate such Qualified Person to fill such vacancy and such designated Qualified Person shall be deemed to be an Independent Director for purposes of this Agreement), the other directors shall be required to designate Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.  Upon the purchase of Shares pursuant to the Offer and request of Parent, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Rule 5615(c) and make all necessary filings and disclosures associated with such status.  As used herein, a “Qualified Person” means an individual who (1) is not an officer of the Company or any of its Subsidiaries, (2) qualifies as an “independent director” as defined in NASDAQ Rule 4200(a)(15)(B) and (3) is eligible to serve on the Company’s audit committee under applicable Exchange Act and NASDAQ rules.

(b)                                 The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to the Company’s stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 if it receives from Parent and Purchaser the information below on a basis timely to permit such mailing) as is necessary to fulfill the Company’s obligations under Section 1.3(a).  Parent and Purchaser shall supply the Company such information with respect to Parent and Purchaser and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Parent’s designees under Section 1.3(a).  The provisions of Section 1.3(a) are in addition to and shall not limit any rights that Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

(c)                                  Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the approval by affirmative vote or written consent of all of the Independent Directors then in office (the “Independent Director Approval”) shall be required to authorize (i) any amendment or termination of this Agreement by the Company, (ii) any extension by the Company of time for performance of any obligation or action under this Agreement by Parent or Purchaser, (iii) any waiver, exercise or enforcement of any of the Company’s rights under this Agreement or (iv) any amendment of the certificate of incorporation or by-laws of the Company (the “Company Charter Documents”) in a manner that adversely affects holders of Company Common Stock.

SECTION 1.4                                    Stockholder Meeting.

(a)                                  As promptly as practicable following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company Charter Documents:

(i)                                     duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purposes of considering and taking action upon the adoption of this Agreement (the “Company Stockholders Meeting”); and

(ii)                                  in consultation with Parent, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) to be mailed to the Company’s stockholders at the earliest practicable date; provided, however, that no amendments or supplements to the Proxy Statement shall be made by the Company without consultation with Parent.  Parent shall provide the Company with such information with respect to Parent and its Affiliates as shall be required to be included in the Proxy Statement.

(b)                                 Notwithstanding the provisions of Section 1.4(a), in the event that Parent, Purchaser and any of Parent’s other Subsidiaries shall acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise (including pursuant to Section 1.5), the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

(c)                                  Parent shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Purchaser or any of Parent’s other Subsidiaries in favor of the adoption of this Agreement.

SECTION 1.5                                    Option to Acquire Additional Shares.  The Company hereby grants to Purchaser an option (the “Purchaser Option”), exercisable in accordance with this Section 1.5, to purchase up to that number of newly issued shares of Company Common Stock (the “Purchaser Option Shares”) equal to the number of shares that, when added to the number of Shares owned by Parent and its Subsidiaries immediately following consummation of the Offer (or a “subsequent offering period”), shall constitute one share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Purchaser Option Shares) for a cash purchase price per Purchaser Option Share equal to the Offer Price; provided, however, that the Purchaser Option shall not be exercisable unless, immediately after such exercise and the issuance of Shares pursuant thereto, Purchaser would hold at least one (1) more Share than ninety percent (90%) of the Shares then outstanding on a fully diluted basis (assuming the issuance of the Purchaser Option Shares); provided, further, that the number of Purchaser Option Shares shall not exceed that number equal to 19.9% of the Shares outstanding on the date of this Agreement.  The Purchaser Option may be exercised by Purchaser at any time within five Business Days after Purchaser’s acceptance of and payment for Shares pursuant to the Offer (or a “subsequent offering period”) in accordance with the terms of this Agreement.  If Purchaser wishes to so exercise the Purchaser Option, Purchaser shall give the Company written notice within such five-Business Day period specifying the number of shares of Company Common Stock that Purchaser wishes to purchase pursuant to the Purchaser Option and a place and a time (which shall be at least two, but not more than five, Business Days after the date of delivery of such written notice) for the closing of such purchase.  At such closing, (i) the purchase price in respect of such exercise of the Purchaser Option (which shall equal the product of (x) the number of shares of Company Common Stock being purchased pursuant to the Purchaser Option and (y) the Offer Price) shall be paid to the Company, at the election of Parent, in either (1) immediately available funds by wire transfer to an account designated by the Company or (2) immediately available funds by wire transfer to an account designated by the Company in an amount equal to not less than the aggregate par value of the Purchaser Option Shares and an unsecured promissory note from the Purchaser having a principal amount equal to the balance of the aggregate purchase price for the Purchaser Option Shares, and (ii) the Company shall deliver to Purchaser a certificate or certificates representing the number of shares of Company Common Stock so purchased.  Any such promissory note shall bear interest at the rate of interest that would be payable by Parent for a similar term of borrowing as of the date of the promissory note, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid at any time and from time to time, in whole or in part, without premium or penalty.  The Company agrees that it shall reserve (and maintain free from preemptive rights) sufficient authorized but unissued shares of Common Stock so that the Purchaser Option may be exercised without additional authorization of shares of Common Stock (after giving effect to all other options, warrants, convertible securities and other rights to purchase shares of Common Stock).

SECTION 1.6                                    Offer Documents; Schedule 14D-9; Proxy Statement.  Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 and/or the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities laws) dissemination to the Company’s stockholders of such amendment or supplement.

ARTICLE II

The Merger

SECTION 2.1                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2                                    Closing.  The closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 2.3                                    Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (or, if applicable, a certificate of ownership and merger), executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 2.4                                    Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5                                    Certificate of Incorporation and By-laws of the Surviving Corporation.  From and after the Effective Time:  (a) the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit 2.5, shall be amended at the Effective Time to change the corporate name set forth therein to Quixote Corporation (or such other name as Parent may determine) and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law, and (b) the bylaws of Purchaser as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof, the provisions of the certificate of incorporation of the Surviving Corporation and applicable Law.

SECTION 2.6                                    Directors and Officers of the Surviving Corporation.  From and after the Effective Time:  (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly qualified and elected, as the case may be, and (b) the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation (in addition to any officers named by the board of directors of the Surviving Corporation at or after the Effective Time), until the earlier of their death, resignation or removal or until their respective successors are duly qualified and appointed, as the case may be.

SECTION 2.7                                    Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Purchaser or the Company:

(a)                                  Each issued and outstanding share of capital stock of Purchaser, and any Share owned by a Subsidiary of Parent other than Purchaser, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b)                                 Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Purchaser, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.  Any Shares that are owned by a Subsidiary of the Company shall remain outstanding, with appropriate adjustment to the number thereof to preserve such Subsidiary’s relative percentage ownership.

(c)                                  Each issued and outstanding Share (other than (i) Shares to be converted into common stock of the Surviving Corporation in accordance with Section 2.7(a), (ii) Shares to be canceled or to remain outstanding in accordance with Section 2.7(b) and (iii) any Dissenting Shares), shall be converted into the right to receive an amount of cash equal to the Offer Price payable to the holder thereof upon surrender, in the manner provided in this Agreement and subject to Section 2.8(g), of the certificate formerly representing such Share, without interest (the “Merger Consideration”).  All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with this Agreement, without interest.

SECTION 2.8                                    Exchange of Certificates.

(a)                                  Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.7(c).  On the Closing Date, Parent shall deposit such aggregate Merger Consideration with the Paying Agent.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent.  Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b)                                 Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose shares were converted pursuant to Section 2.7 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)                                  Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.  Subject to the last sentence of Section 2.8(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)                                 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

(e)                                  Termination of Fund.  At any time following 180 days after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

(f)                                    No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                 Withholding Taxes.  Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the United States Department of Treasury (the “Treasury Regulations”) regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

SECTION 2.9                                    Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.7, without any interest thereon.  The Company shall (i) give Parent prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, (ii) give Parent the right to make the final determination with respect to all negotiations and proceedings related to demands for appraisal under the DGCL and (iii) not waive any failure by a stockholder of the Company to comply with the requirements of DGCL Section 262 to perfect or demand appraisal.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.8 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

SECTION 2.10                              Company Stock Options.  Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock under the Company Stock Plans (each, an “Option”) shall vest in full and be cancelled and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option.  Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable.  Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and obtain any consents (including waivers of claims) from holders of Options (including Options issued pursuant to the 2001 Non-Employee Directors Stock Option Plan as amended June 26, 2009) that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.10 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained.  Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock, voting securities or equity interests of the Surviving Corporation or to receive any payment in respect thereof.  Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time.  For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option (i) with an exercise price less than the Merger Consideration per Share, an amount equal to the excess, if any, of (x) the Merger Consideration per Share over (y) the exercise price payable in respect of such share of Company Common Stock issuable under such Option and (ii) with an exercise price equal to or greater than the Merger Consideration per Share and solely with respect to Options not held by the Management Employees or any current directors of the Company, an amount equal to $0.40 in respect of each Share of Company Common Stock issuable under such Option.  For purposes of greater clarity, Options with an exercise price equal to or greater than the Merger Consideration per Share held by the Management Employees and any current directors of the Company shall be cancelled and shall not be entitled to any consideration in connection with the Transactions.

SECTION 2.11                              Company Restricted Stock.  Each share of Restricted Stock outstanding immediately prior to the Effective Time that is subject to vesting or other lapse restrictions pursuant to the Company Stock Plans or any applicable restricted stock award agreement shall vest and become free of such restrictions as of the Effective Time and shall, as of the Effective Time, be treated as a share of Company Common Stock in accordance with this Agreement including Section 2.7(c).

ARTICLE III

Representations and Warranties of the Company

Except as disclosed in the Company SEC Documents filed by the Company after January 1, 2009 and prior to the date of this Agreement (other than any disclosures therein under the caption “Risk Factors” and any other disclosures therein of risks that are predictive or forward-looking in nature) and, except as set forth in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that any disclosure contained in any Section of the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made), the Company represents and warrants to Parent and Purchaser as follows:

SECTION 3.1                                    Organization, Standing and Corporate Power.

(a)                                  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.  Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Section 3.1(b) of the Company Disclosure Letter lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary.  All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).  Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c)                                  The Company has delivered to Parent complete and correct copies of the Company Charter Documents and complete and correct copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this

Agreement.  All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.  The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since July 1, 2004.

SECTION 3.2                                    Capitalization.

(a)                                  The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, no par value (“Company Preferred Stock”).  At the close of business on December 29, 2009, (i) 9,333,867 shares of Company Common Stock were issued and outstanding (of which 5,066 shares of Company Common Stock were restricted stock granted under the Company Stock Plans (the “Restricted Stock”), (ii) 1,743,844 shares of Company Common Stock were held by the Company in its treasury, (iii) 1,329,999 shares of Company Common Stock were reserved for issuance upon the exercise of Options (of which 895,499 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iv) no shares of Company Preferred Stock were issued or outstanding, (v) 1,621,622 shares of Company Common Stock were reserved for issuance upon conversion of the 7% Convertible Senior Subordinated Notes Due February 15, 2025 issued by the Company on February 9, 2005 pursuant to the Indenture, dated as of February 9, 2005, between the Company and Wells Fargo Bank National Association, as successor to LaSalle Bank National Association, as trustee  (correct and complete copies of which have been delivered to Parent) (the “Convertible Securities”).  All Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Included in Section 3.2(a) of the Company Disclosure Letter is a correct and complete list, as of the close of business on December 29, 2009, of all outstanding Options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such Option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.  All Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the applicable date of grant.  Since December 29, 2009, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options and Convertible Securities referred to above in this Section 3.2(a).  Included in Section 3.2(a) of the Company Disclosure Letter is a correct and complete list, as of December 29, 2009, of all outstanding Restricted Stock, the terms of vesting or other lapse restrictions, the grant and expiration dates thereof and the name of the holder thereof.   Except (A) as set forth above in this Section 3.2(a), (B) as set forth in Section 1.5 or (C) as otherwise expressly permitted by Section 5.1 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b)                                 None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

(c)                                  No Subsidiary of the Company owns any Company Common Stock (or any right to acquire Company Common Stock).

SECTION 3.3                                    Authority; Noncontravention; Voting Requirements.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders to the adoption of this Agreement as contemplated by Section 1.4 (to the extent required by the DGCL) (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)                                 The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof) and (ii) resolved to recommend that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and adopt this Agreement.

(c)                                  Except as set forth in Section 3.3(c) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 The affirmative vote (in person or by proxy) of the holders of at least 60% of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4                                    Governmental Approvals.  Except for (i) the filing with the SEC of the Schedule 14D-9 and, if necessary, of a Proxy Statement in definitive form relating to the Company Stockholders Meeting, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NASDAQ Stock Market or (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 3.5                                    Company SEC Documents; Undisclosed Liabilities.

(a)                                  The Company has filed and furnished all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the SEC since July 1, 2006 (collectively and together with  all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b)                                 The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole), all in accordance with GAAP.  Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

(c)                                  The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.  The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the twelve month period ending June 30, 2009, and such assessment concluded that such controls were effective.  To the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 (i) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(e)                                  The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.  Except as set forth in the Filed Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $50,000, since the Company’s proxy statement dated October 13, 2009, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(f)                                    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of September 30, 2009 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), including those items disclosed under “OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS” in the MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS included in the Form 10-Q for the quarter ended September 30, 2009,  (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (iii) set forth in Section 3.5(f) of the Company Disclosure Letter.

(g)                                 Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

SECTION 3.6                                    Absence of Certain Changes or Events.  Except as disclosed in the Filed Company SEC Documents or as set forth in Section 3.6 of the Company Disclosure Letter, since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.  Except as disclosed in the Filed Company SEC Documents or as set forth in Section 3.6 of the Company Disclosure Letter, since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision.  Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 3.7                                    Legal Proceedings.  Except as set forth in Section 3.7 of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceedings, claims, suits or actions against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.

SECTION 3.8                                    Compliance With Laws; Permits.

(a)                                  Except as set forth in Section 3.8 of the Company Disclosure Letter, the Company and its Subsidiaries are (and since July 1, 2008 have been) in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.  The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”).  Except as set forth in Section 3.8 of the Company Disclosure Letter, the Company and its Subsidiaries are (and since July 1, 2006 have been) in compliance in all material respects with the terms of all Permits.  Since July 1, 2006, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit.  The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit.

(b)                                 Without limiting the generality of the foregoing, (i) neither the Company nor any of its Subsidiaries has been debarred or suspended from, or declared ineligible for, government procurement pursuant to 48 C.F.R. subpart 9.4, or any comparable state or local Laws and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to debarment, suspension, or a declaration that the Company or any of its Subsidiaries is ineligible for government procurement; (ii) the Company and its Subsidiaries are (and since July 1, 2006 have been) in compliance in all material respects with the Federal Highway Administration’s acquisition regulations (48 C.F.R. §§1200-1299) and all comparable state or local Laws; (iii) to the extent such requirements have been imposed upon them, the Company and its Subsidiaries are (and since July 1, 2006 have been) in compliance in all material respects with the Buy American Act (41 U.S.C. §§10a-10b) and the Truth-in-Negotiations Act (41 U.S.C. §254b); and (iv) neither the Company nor its Subsidiaries is the subject of any pending claim pursuant to the False Claims Act (31 U.S.C. §§3729 et seq.) and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to a claim under the False Claims Act or any comparable state or local Laws against the Company or any of its Subsidiaries.

SECTION 3.9                                    Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.4, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, or at the expiration of the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement (if any) will not, on the date it is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect.  The Proxy Statement (if any) and the Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.10                              Tax Matters.

Except as set forth in Section 3.10 of the Company Disclosure Letter:

(a)                                  Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.  All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

(b)                                 The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods (and portions thereof) through the date of such financial statements.  No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

(c)                                  The United States federal and franchise, state, local and foreign income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the applicable Taxing Authority (or the applicable statute of limitations has expired) for all years through fiscal 2004.  All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)                                 Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(e)                                  No audit or other administrative or court proceedings are pending with any Taxing Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries and no written (or to the Knowledge of the Company or its Subsidiaries other) notice thereof has been received.

(f)                                    Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(g)                                 The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(h)                                 The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder and has not so been during the five-year period ending on the Closing Date.

(i)                                     As of the Closing Date, neither the Company nor any of its Subsidiaries will be a party to, be bound by or have any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement with respect to a material amount of Taxes.

(j)                                     With respect to requests for changes in method of accounting and ruling request: (i) neither the Company nor any Subsidiary thereof has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method; (ii) neither the Company nor any Subsidiary thereof has pending any application with any Taxing Authority requesting permission for any change in any accounting method; and (iii) there are no outstanding rulings or requests for rulings with any Taxing Authority addressed, directly or indirectly, to the Company or any Subsidiary thereof.

(k)                                  Neither the Company nor any of its Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in respect of which the Company is the common parent.

(l)                                     There are no liens as a result of any unpaid material Taxes upon any of the assets of the Company or any Subsidiary thereof.

(m)                               Neither the Company nor Subsidiary thereof has participated in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the promulgated regulations thereunder.

(n)                                 For purposes of this Agreement:  (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed (or filed) with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11                              Employee Benefits and Labor Matters.

(a)                                  Section 3.11(a) of the Company Disclosure Letter sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, retiree medical, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has materially contributed to, sponsored, or has any obligation or liability, contingent or otherwise, for the benefit of any current or former employees, officers, consultants or directors of the Company, any of its Subsidiaries or ERISA Affiliates, other than any such benefit plans, programs, arrangements, contracts or agreements maintained outside of the United States for the benefit of any current or former employees, officers, consultants or directors of the Company, any of its Subsidiaries or ERISA Affiliates (the “Company Plans”).  “ERISA Affiliates” means any trade or business, affiliate or subsidiary of the Company which is or has been under common control or which is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code.  Neither the Company nor any of its Subsidiaries or ERISA Affiliates has in the last six (6) years contributed to or has been obligated to contribute to any employee pension plan that is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)                                 Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been delivered to Parent by the Company to the extent applicable:  (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter or opinion letter, as applicable; and (v) the most recent summary plan descriptions;

(c)                                  The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable Laws, including ERISA and the Code.

(d)                                 The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)                                  All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and no accumulated funding deficiencies exist in any of the Company Plans subject to Title IV of ERISA or Section 412 of the Code.

(f)                                    There are no pending actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(g)                                 All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

(h)                                 Except as set forth in Section 3.11(h) of the Company Disclosure Letter, none of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(i)                                     The Company or any of its Subsidiaries do not maintain any benefit plans, programs, arrangements, contracts or agreements maintained outside of the United States for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries other than plans, programs, arrangements contracts or agreements providing benefits mandated by the Laws of the applicable foreign jurisdiction (a “Foreign Plan”).

(j)                                     Except as provided on Section 3.11(j) to the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any current or former employee, consultant, officer, director of the Company or its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan or Foreign Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such Company Plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(k)                                  Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not to the Company’s Knowledge an employee for such purposes.

(l)                                     None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization.  Except as provided on Section 3.11(l) to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees.  There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, except as provided on Section 3.11(l) to the Company Disclosure Letter, has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries.  There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.  There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.  The Company and its

Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for immaterial non-compliance.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since July 1, 2006.

SECTION 3.12                              Environmental Matters.

(a)                                  Except for those matters that have not resulted and could not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $50,000 or in the aggregate in excess of $100,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities.

(b)                                 No consents or approvals of, or filings with, any Governmental Authority are necessary under Environmental Laws for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger.

(c)                                  The Company has provided Parent with all material environmental reports, audits and documents related to actual or potential Environmental Liabilities.

(d)                                 For purposes of this Agreement:

(i)                                     “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. §

7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents. each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii)                                  “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii)                               “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv)                              “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13                              Contracts.

(a)                                  Set forth in Section 3.13(a) of the Company Disclosure Letter is a list of each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof (other than those Contracts disclosed in the Company SEC Documents filed by the Company after January 1, 2009), and each of the following additional Contracts to which the Company or any of its Subsidiaries is a party:

(i)                                     Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(ii)                                  partnership or joint venture agreement;

(iii)                               Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since July 1, 2006;

(iv)                              Contract with any (x) Governmental Authority (other than purchase orders entered into in the ordinary course of business) or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company;

(v)                                 loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(vi)                              financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(vii)                           voting agreement or registration rights agreement;

(viii)                        mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(ix)                                customer, client or supply Contract that is reasonably likely to involve consideration in the twelve month period ending June 30, 2010 in excess of $500,000;

(x)                                   Contract (other than customer, client or supply Contracts) that involves consideration (whether or not measured in cash) of greater than $100,000, (other than those Contracts disclosed in the Company SEC Documents filed by the Company after January 1, 2009 or Contracts otherwise disclosed in Section 3.13(a) of the Company Disclosure Letter );

(xi)                                collective bargaining agreement;

(xii)                             “standstill” or similar agreement;

(xiii)                          Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xiv)                         to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (A) lease or rental Contract, (B)

product design or development Contract, (C) consulting Contract, (D) indemnification Contract, (E) license or royalty Contract or other Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any right or non-assertion with respect to any Intellectual Property Rights, (F) merchandising, sales representative or distribution Contract or (G) Contract granting a right of first refusal or first negotiation (other than those Contracts disclosed in the Company SEC Documents filed by the Company after January 1, 2009 or Contracts otherwise disclosed in Section 3.13(a) of the Company Disclosure Letter );

(xv)                            any other Contract that is otherwise material to the Company and its subsidiaries (taken as a whole); and

(xvi)                         commitment or agreement to enter into any of the foregoing.

All such Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Letter, together with any and all other Contracts of such type entered into in accordance with Section 5.2(a), each a “Material Contract”).  The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)                                 Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception.  Except as separately identified in Section 3.13(b) of the Company Disclosure Letter, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions.  Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

SECTION 3.14                              Title to Properties.  Each of the Company and its Subsidiaries (i) has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents).  Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

SECTION 3.15                              Intellectual Property.

(a)                                  For purposes of this Agreement:

(i)                                     “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii)                                  “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iii)                               “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (A) patents and patent applications, and any reissues, reexaminations, divisionals, continuations, continuations-in-part, renewals, substitutions and extensions of any of the foregoing (collectively, “Patents”); (B) trademarks, service marks, trade names, service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, whether registered or unregistered, and including all goodwill associated with any of the foregoing, and any applications, registrations, renewals and extensions of any of the foregoing (collectively, “Marks”), (C) copyrights, whether registered or unregistered (including copyrights in Software), copyrightable works, works of authorship, mask work rights and moral rights, and all applications, registrations, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); and (D) trade secrets, confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions (whether patentable or unpatentable and whether or not reduced to practice), concepts, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued Patents or published Patent applications (collectively, “Trade Secrets”).

(iv)                              “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to any GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.

(v)                                 “Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations owned, filed or applied for by the Company or any of its Subsidiaries.

(vi)                              “Software” means computer programs, including all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

(vii)                           “Technology” means all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship and other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(b)                                 Section 3.15(b) of the Company Disclosure Letter sets forth an accurate and complete list of all Registered Intellectual Property.  For each item of Registered Intellectual Property, Section 3.15(b) of the Company Disclosure Letter lists the record owner of such item, the jurisdictions in which such item has been issued or registered or is pending and the issuance, registration or application number of such item, as applicable.  All necessary filings and fees in connection with the Registered Intellectual Property have been timely filed or paid with the relevant Governmental Authorities or Internet domain name registrars for the purpose of maintaining such

Registered Intellectual Property in full force and effect.  The Registered Intellectual Property is valid and enforceable.

(c)                                  The Company and/or one of its Subsidiaries is the sole and exclusive owner of all Registered Intellectual Property, free and clear of any liens and encumbrances.  The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all other Company Intellectual Property and Company Technology, free and clear of all liens or encumbrances.  The Company Intellectual Property and Company Technology owned by or licensed to the Company or any of its Subsidiaries constitutes all Intellectual Property Rights and Technology necessary and sufficient to enable the Company and its Subsidiaries to conduct their businesses as currently conducted.  None of the use, practice or other exploitation of any Company Intellectual Property or Company Technology by the Company or any of its Subsidiaries, or the manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use or exploitation of any products or services of the Company or any of its Subsidiaries, or the operation of the business of the Company or any of its Subsidiaries infringes, constitutes a misappropriation of or violates any Intellectual Property Rights of any third Person.  Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries of infringement, or misappropriation or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, practice, exercise, license, transfer, dispose of or exploit any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner.  The Company has not received written notice of any such threatened claim.

(d)                                 To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any Company Intellectual Property or Company Technology owned by or exclusively licensed to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has made any claim against any Person (including employees and former employees of the Company or any of its Subsidiaries) of infringement, violation, misappropriation or misuse of any Company Intellectual Property or Company Technology owned by or exclusively licensed to the Company or any of its Subsidiaries.

(e)                                  No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use thereof.  The Company and its Subsidiaries have taken reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries.

(f)                                    Section 3.15(f) of the Company Disclosure Letter sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries (“Company Software”); or (ii) used by the Company or its Subsidiaries in their businesses and not exclusively owned by the Company or its Subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores, in each case that is material to the operation of their businesses.

(g)                                 Except as set forth in Section 3.15(g) of the Company Disclosure Letter, no Publicly Available Software (including any derivative works thereof) (i) was used in connection with the development or modification of any Company Software, (ii) forms part of the Technology owned by the Company or any Subsidiary, (iii) is, in whole or in part, embodied or incorporated into any of the Company’s or any of its Subsidiaries’ products, or (iv) was or is used in connection with the development of any Technology owned by the Company or any Subsidiary or any of the Company’s or any of its Subsidiaries’ products, in the case of each of the foregoing subclauses (i), (ii), (iii) and (iv), in a manner that would require the Company or any of its Subsidiaries to contribute, license, provide or disclose any proprietary source code for any Company Software to any Person.  Neither the Company nor any of its Subsidiaries (A) has licensed or provided to any Person or permitted any Person to access or use any source code or related source materials for any Company Software or (B) is a party to any source code escrow contract or other contract requiring the deposit of any source code or related source materials for any Company Software.

(h)                                 The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Company or any of its Subsidiaries to own or use any Company Intellectual Property or Company Technology.

(i)                                     The Company and each of its Subsidiaries have established privacy compliance policies and are (and since July 1, 2006 have been) in compliance with its respective privacy policies and any Laws relating to personal identifiable information.

(j)                                     The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s and its Subsidiaries’ businesses.  The Company and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.  The Computer Systems are adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted, taken as a whole.

SECTION 3.16                              Insurance, Claims and Warranties.

(a)                                  The insurance policies maintained by the Company and its Subsidiaries (the “Policies”) (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage substantially consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies.  No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

(b)                                 All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.  All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.17                              Opinion of Financial Advisor.  The Board of Directors of the Company has received the Fairness Opinion and the Company has delivered to Parent a correct and complete copy of the Fairness Opinion.

SECTION 3.18                              Brokers and Other Advisors.  Except for Financial Advisor, the fees and expenses of which will be paid by the Company, and except as set forth on Section 3.18 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Financial Advisor, which letter describes all fees payable to Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Financial Advisor (the “Engagement Letter”).

SECTION 3.19                              Anti-Takeover Statutes, Company Certificate of Incorporation and By-law Provisions.  No Anti-Takeover Statute (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Offer, the Merger or the other Transactions.  The action of the Board of Directors of the Company in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.  In addition, the Board of Directors of the Company has duly taken all action necessary to render inapplicable to this Agreement and the Transactions the provisions of Section 5.A.1. of the certificate of incorporation of the Company to the extent, if any, such provisions would otherwise be applicable to this Agreement or the Transactions.  The Company has also taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Purchaser or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) a Distribution Date, a Flip-In Event or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the Transactions, (c) ensure that the Board of Directors of the Company has determined that the Transactions are an Exempt Transaction (as defined in the Rights Agreement) and (d) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

SECTION 3.20                              Rule 14d-10.  All approvals as may be required or advisable to satisfy the requirements of the non-exclusive safe harbor described in Rule 14d-10 under the Exchange Act with respect to all employment compensation, severance and other employee benefit arrangements (and payments made or to be made or benefits granted or to be granted according to such arrangements) have been duly given.

SECTION 3.21                              Relationships with Customers and Suppliers.  Between January 1, 2008 and the date hereof, no customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the knowledge of the Company, threatened, to terminate its relationship with the Company or its applicable Subsidiary, or, between January 1, 2008 and the date hereof, decreased or limited in any material respect, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the knowledge of the Company, threatened in writing, to decrease or limit in any material respect, its purchases from or sales to the Company or any of its Subsidiaries.

SECTION 3.22                              Voting Requirements.  Assuming the accuracy of the representation given by Parent and Purchaser in Section 4.8, the affirmative vote (in person or by proxy) of the holders of at least 60% of the outstanding Shares at the Company Stockholders Meeting, or any adjournment or postponement of the Company Stockholders Meeting, in favor of the adoption of this Agreement is the only vote (if any vote is required by Law), of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

SECTION 3.23                              Affiliate Transactions.  No Affiliate of the Company or its Subsidiaries is, or is an Affiliate of a Person that is, a party to any Contract with or binding upon the Company or its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months preceding the date of this Agreement.

SECTION 3.24                              Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a)                                  Neither the Company nor any of its Subsidiaries has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds, property or anything of value to any official, employee or agent of any Governmental Authority of any jurisdiction or (ii) made any contribution to any candidate for public office or political party, in either case, where such contribution, payment or gift was, is or would be prohibited or improper under any applicable anti-bribery, anti-corruption or similar Law of any jurisdiction, as in effect on or prior to the Effective Time applicable to the Company or any of its Subsidiaries or their respective operations. The Company and its Subsidiaries have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such Laws.

(b)                                 Without limiting the generality of the foregoing, neither the Company, any Subsidiary of the Company nor any of its, or its Subsidiaries’, Affiliates, officers, directors, employees or agents, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company, each Subsidiary of the Company and its Affiliates have at all times conducted their respective businesses in compliance with the FCPA (including the record keeping provisions of the FCPA) and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c)                                  The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding by or before any court or other Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or threatened.

(d)                                 Neither the Company nor any of its Subsidiaries nor any Representatives or Affiliates of the Company or any Subsidiary of the Company is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 3.25                              No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company or the Company Subsidiaries nor any other Person makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary and the Company disclaims any such representation or warranty not expressly set forth in this Article III, whether made by the Company, any Company Subsidiary, or any other Person.

ARTICLE IV

Representations and Warranties of Parent and Purchaser

Parent and Purchaser jointly and severally represent and warrant to the Company:

SECTION 4.1                                    Organization.  Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.  Each of Parent and Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to prevent or materially impair the ability of Parent or Purchaser to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.2                                    Authority; Noncontravention.

(a)                                  Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Purchaser), and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Purchaser or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could result in a Parent Material Adverse Effect.

SECTION 4.3                                    Governmental Approvals.  Except for (i) the filing with the SEC of the Offer Documents and, if necessary, a Proxy Statement in definitive form relating to the Company Stockholders Meeting, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NASDAQ Stock Market and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Parent and Purchaser to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 4.4                                    Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, or at the expiration of the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  The information supplied by Parent for inclusion in the Proxy Statement (if any) will not, on the date it is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect.  The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.5                                    Ownership and Operations of Purchaser.  Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6                                    Adequate Funds.  Parent has sufficient funds to (a) consummate the Offer, (b) pay the aggregate Merger Consideration and (c) pay any and all amounts, fees and expenses in connection with the Offer and the Merger.

SECTION 4.7                                    Brokers and Other Advisors.  Except for Banc of America Securities LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.8                                    Share Ownership.  Neither Parent nor Purchaser has been, at any time during the three years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

SECTION 4.9                                    Absence of Litigation.  As of the date hereof, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, none of Parent or its Subsidiaries is subject to any judgment, ruling, order, writ, preliminary or other injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.10                              Other Agreements or Understandings.  Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Purchaser, or any controlled affiliate of Parent, on the one hand,  and (a) any member of the Board of Directors or management of the Company or (b) any person that owns 5% or more of the shares of the outstanding capital stock of the Company (based on information filed with the SEC) so long as such contracts, arrangements or understandings relate to the Company or the Transactions.

SECTION 4.11                              No Additional Representations.  Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article III.  Without limiting the foregoing, Parent acknowledges that it has received no financial projections or forecasts relating the Company or any of its Subsidiaries.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1                                    Conduct of Business.  Except as expressly contemplated or permitted by this Agreement, consented to by the Purchaser in writing, set forth on Section 5.1 to the Company Disclosure Letter or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (c) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (d) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided, however, that (x) the Company may issue shares of Company Common Stock upon (1) the exercise of Options granted under the Company Stock Plans and (2) the conversion of Convertible Securities, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof and (y) capital stock, voting securities or equity interests of the Company’s Subsidiaries may be (1) issued to the Company or a direct or indirect wholly owned Subsidiary of the Company and (2) pledged to the extent required under the Company’s existing credit agreement listed on Section 3.13(a) of the Company Disclosure Letter; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii)                                  incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company in the ordinary course of business under the Company’s existing credit agreement listed on Section 3.13(a) of the Company Disclosure Letter and guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such credit facility, and (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(iii)                               sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $50,000 individually or $100,000 in the aggregate to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.1(iii) of the Company Disclosure Letter, correct and complete copies of which have been made available to Parent, or (C) dispositions of obsolete or worthless assets;

(iv)                              make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $100,000 individually or $400,000 in the aggregate;

(v)                                 directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or, (B) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $50,000 or, in the aggregate, have a purchase price in excess of $100,000;

(vi)                              make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(vii)                           (A) enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other

Contract that is material to the Company and its Subsidiaries taken as a whole, (B) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the Engagement Letter, (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(viii)                        increase in any manner the compensation or benefits of any of current or former directors, officers, consultants or employees of the Company or any of its Subsidiaries or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder or current or former director, officer, employee, or consultant of the Company or any of its Subsidiaries, other than (A) as required pursuant to applicable Law or the terms of the agreements set forth on Section 5.1(viii) of the Company Disclosure Letter (correct and complete copies of which have been made available to Parent prior to the date of this Agreement) or with respect to (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(ix)                                make, change or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return, file any Tax Return not prepared in accordance with past practice, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(x)                                   make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi)                                amend the Company Charter Documents or the Subsidiary Documents;

(xii)                             adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(xiii)                          pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the

Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xiv)                         issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

(xv)                            settle or compromise any litigation or proceeding material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.8 hereof); or

(xvi)                         agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of the Company set forth in this Agreement (1) that are qualified as to materiality or Company Material Adverse Effect to be untrue or (2) that are not so qualified to be untrue in any material respect, or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Offer or the Merger set forth in this Agreement (including Annex A hereto).

SECTION 5.2                                    No Solicitation by the Company; Etc.

(a)                                  The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives.  The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may at any time prior to the Purchase Date (but in no event after the Purchase Date) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than that certain confidentiality agreement entered into with Parent, dated October 17, 2008); provided, however, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.2 by the Company.  The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b)                                 In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c)                                  Except as expressly permitted by this Section 5.2(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the recommendation by such Board of Directors that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and adopt this Agreement (the “Company Recommendation”) or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Offer and the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.2(a)) (each, a “Company Acquisition Agreement”).  Notwithstanding the foregoing, (x) the Board of Directors of the Company may withdraw or modify the Company Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, after reviewing applicable provisions of state law and after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with the exercise by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the third Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the next scheduled expiration date of the Offer pursuant to Section 1.1, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the material terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the next scheduled expiration date of the Offer pursuant to Section 1.1, in which case the Company shall provide as much notice as is reasonably practicable); provided, further, that, in determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal, and (y) if the Board of Directors of the Company receives after the date hereof an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement or a standstill and that the Board of Directors determines in good faith constitutes a Superior Proposal and with respect to which the Board of Directors determines in good faith, after considering applicable provisions of state law and after consulting with outside counsel, that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the Company’s stockholders under Delaware law, the Board of Directors of the Company may, in response to such Superior Proposal and within 48 hours after the expiration of the three Business Day period described below (but in no event later than the Purchase Date), enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 7.1(c)(ii) and prior thereto paid the Termination Fee required pursuant to Section 7.3, but only after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a Company Acquisition Agreement with respect to such Superior Proposal (which notice shall include the most current versions of such agreement and proposal) and terminate this Agreement, and only if, during such three Business Day period, the Company and its representatives shall have negotiated in good faith with Parent and Parent’s representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the transactions contemplated by this Agreement on such adjusted terms and, at the end of such three Business Day period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such written notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

(d)           Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose would be inconsistent with its fiduciary duties or applicable Law; provided, however,  that this Section 5.2(d) will not affect the obligations of the Company and its Board of Directors under Sections 5.2(a) and 5.2(c); provided, further, that (x) any such disclosure made pursuant to this Section 5.2(d) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall not be deemed to be an Adverse Recommendation Change so long as the Board of Directors of the Company expressly reaffirms in such disclosure its Company Recommendation and (y) the Company shall provide Parent with no less than one Business Day (or, if shorter, such number of hours remaining prior to the Expiration Date) notice of such disclosure prior to any such disclosure.

(e)           For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least one hundred percent (100%) of the equity securities of the Company or all or substantially all of the operating assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a material financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Offer, the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

SECTION 5.3                  Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.

(b)           In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no Anti-Takeover Statute or similar Law is or becomes applicable to any of the Transactions and (y) if any Anti-Takeover Statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

SECTION 5.4                  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.5                  Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.  No investigation, or information received, pursuant to this Section 5.5 will modify any of the representations and warranties of the Company.

SECTION 5.6                  Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 5.7                  Indemnification and Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall (i) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (A) required by the Company Charter Documents as in effect on the date of this Agreement and (B) permitted under applicable Law.  An Indemnitee shall notify the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought.  The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of, including the investigation of, and corrective action required to be undertaken in response to, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 5.7 with counsel reasonably selected by it (and, if the Surviving Corporation shall have assumed such defense, it shall not be liable for the fees or expenses of any separate counsel retained by the Indemnitee); provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his or her own expense.  Notwithstanding anything to the contrary, in no event shall the Surviving Corporation be liable for any settlement or compromise effected without its written consent.  Each of the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(b)           Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Policy”).  Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Policy in full force and effect, and continue to honor the obligations thereunder; provided, however, that, in satisfying its obligation under this Section 5.7(b), the Parent shall not be required to pay an annual premium for the D&O Policy in excess of 300% of the last annual premium paid prior to the date of this Agreement.

(c)           The Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7.  The provisions of this Section 5.7 are intended to be for the benefit of each Indemnitee and his or her heirs.

SECTION 5.8                  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent.

SECTION 5.9                  Fees and Expenses.  Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.  Other than any Taxes imposed upon a holder of Shares or Options, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other or similar Taxes or fees).

SECTION 5.10                Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any disposition of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.11                Anti-Takeover Statute.  If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Offer, the Merger and the other

Transactions contemplated hereby), each of Parent, Purchaser and the Company and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

SECTION 5.12                Credit Agreement and Convertible Debt.  The Company will provide reasonable updates on any negotiation of any extension, modification, amendment or waiver under the Amended and Restated Credit Agreement, dated as of April 20, 2005, as amended, between the Company and Bank of America, N.A. (as successor to LaSalle National Bank National Association), (together, with the ancillary agreements related thereto, the “Credit Agreement”) and the Convertible Securities (together with the ancillary agreements related thereto (including the indenture agreement), the “Convertible Debt”).  The Company shall promptly send Parent copies of all draft agreements delivered or distributed to the lenders or indenture trustee, draft term sheets, and material notices delivered or distributed in connection with the Credit Agreement and Convertible Debt until such time as the Transactions have been consummated.

SECTION 5.13                Employee Matters.

(a)           For a period of six (6) months following the Closing Date, Parent shall provide or cause to be provided to each Person that is an employee of the Company or any of its Subsidiaries as of immediately prior to the Closing Date who continues employment after the Closing Date (each a “Company Employee”) to the extent such Company Employee remains employed during such period, base salary or wages, bonus opportunity and employee benefits that are not materially less favorable in the aggregate (not including any value attributable to equity-based compensation, severance benefits or change in control benefits) than the base salary or wages, bonus opportunity and employee benefits provided to such Company Employee immediately prior to the date of this Agreement (not including any value attributable to equity-based compensation, severance benefits or change in control benefits). Nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their respective subsidiaries to continue to employ any particular Company Employee following the Closing Date, (ii) shall be treated as an amendment or other modification of any Company Plan or any other compensation or employee benefit plan, program or arrangement or (iii) shall limit the right of Parent, the Surviving Corporation or any of their respective subsidiaries to amend, terminate or otherwise modify any Company Plan or any other compensation or employee benefit plan, program or arrangement following the Closing Date, subject to and in accordance with the terms and conditions of such Company Plans or other compensation or employee benefit plans, programs or arrangements.

(b)           Parent shall ensure that, as of the Closing Date, each Company Employee receives full credit (for purposes of eligibility vesting, and vacation entitlement, but not for benefit accrual or severance entitlement) for prior service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any of its Subsidiaries provides such past service under the applicable Company Plans)

under each of the corresponding employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant subsidiary, as applicable, in which such Company Employee becomes a participant on or after the Closing Date; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to, credit each Company Employee the amount of vacation time that such Company Employee had earned (but not used) under any applicable vacation plan or policy of the Company or any of its Subsidiaries as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary for the benefit of any Company Employees, Parent shall, or shall cause the Surviving Corporation or relevant subsidiary to the extent permitted under such welfare benefit plan, to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such welfare benefit plan to the extent any such periods, requirements or limitations would not have been applicable under the corresponding Company Plan in which such Company Employee participated immediately prior to the Closing Date, and (ii) cause each Company Employee to be given credit under such welfare benefit plan for all amounts paid by such Company Employee under the corresponding Company Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c)           The Company shall use its reasonable best efforts to cause all of its employees to execute invention assignment and confidentiality agreements in favor of the Company in a form that is reasonably satisfactory to Parent prior to the Closing.

(d)           This Section 5.13 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.13, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13.

SECTION 5.14                Severance Payments.

(a)           At the Closing, Purchaser shall pay the amounts set forth on Annex C (the “Required Management Severance Payments”) pursuant to the agreements set forth on Annex C (the “Management Agreements”) to the individuals set forth on Annex C (the “Management Employees”) or to a rabbi trust on behalf of the Management Employees if the establishment of such rabbi trust is determined by Parent and the Company to be required or beneficial to the Management Employees; provided, however, that each such Management Employee shall have, at or prior to the Closing, executed and delivered to the Company a release in substantially the form contemplated by the Management Agreements.

(b)           Effective immediately following the Effective Time, Purchaser will cause Company to terminate the employment of the Management Employees in writing.

(c)           Parent shall assume the obligations under the employment agreements and change of control and severance agreements set forth on Annex C.

ARTICLE VI

Conditions to the Merger

SECTION 6.1                  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           This Agreement shall have been duly adopted by the requisite vote of the holders of Company Common Stock, if, and to the extent required by, applicable Law and the certificate of incorporation of the Company, in order to consummate the Merger;

(b)           No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c)           Purchaser shall have purchased Shares pursuant to the Offer; provided, however, that this condition shall be deemed satisfied with respect to Parent and Purchaser if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

ARTICLE VII

Termination

SECTION 7.1                  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)           by the mutual written consent of the Company and Parent duly authorized by the Board of Directors of the Company (including, from and after the Purchase Date, the Independent Director Approval contemplated by Section 1.3) and the Board of Directors of Parent; or

(b)           by either of the Company or Parent:

(i)            if any Governmental Authority shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Offer or the

Merger or making the Offer or the Merger illegal, or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Offer or the Merger and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)           if the Offer shall have expired pursuant to its terms (and not have been extended in accordance with Section 1.1 hereof) without any Shares being purchased therein; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of Purchaser to purchase Shares in the Offer; or

(iii)          if no Shares shall have been purchased pursuant to the Offer on or before April 1, 2010 (the “Walk-Away Date”); provided, however, that if the sole reason the Closing has not been consummated on or before April 1, 2010 is that an injunction, judgment, order, decree or ruling of a Governmental Authority of competent jurisdiction is in effect and either Parent or the Company are still contesting the entry of such injunction, judgment, order, decree or ruling, in court or through other applicable proceedings, then the Walk-Away Date will be July 1, 2010; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Offer to be so consummated by the Walk-Away Date; or

(c)           by the Company:

(i)            if Purchaser shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of this Agreement;

(ii)           if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2; provided, however,  that (x) prior thereto or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent) and (y) the Company shall also have complied with all the other requirements of Section 5.2; provided, further, however, that the Company may only exercise this termination right prior to the Purchase Date; or

(iii)          if (A) the representations and warranties of Parent or Purchaser set forth in this Agreement that are qualified as to “materiality” or Parent

Material Adverse Effect shall not be true and correct, or the representations and warranties of Parent or Purchaser set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (B) Parent or Purchaser shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) cannot be cured or has not been cured by the later of (I) the next scheduled expiration date of the Offer pursuant to Section 1.1 and (II) 20 Business Days after Parent receives notice of such inaccuracy, breach or failure; provided, however, that the Company may only exercise this termination right prior to the Purchase Date; or

(d)           by Parent:

(i)            if, due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex A hereto, Purchaser shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1;

(ii)           if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within seven days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Recommendation within three days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal; provided, however, that Parent may only exercise this termination right prior to the Purchase Date;

(iii)          if (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect or (B)(x) the representations and warranties of the Company set forth in the Agreement shall not be true and correct at and as of the date of this Agreement and on and as of the date of such determination, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (y) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (x) and (y)), cannot be cured or has not been cured by the later of (I) the next scheduled expiration date of the Offer pursuant to Section 1.1 and (II) 20 Business Days after the Company receives notice of such inaccuracy, breach or failure; provided, however, that Parent may only exercise this termination right prior to the Purchase Date; or

(iv)          if (A) the Offer has been terminated by the mutual agreement of Parent and the Company or (B) a Flip-In Event (as defined in the Rights Agreement) has occurred under the Rights Agreement; provided, however, that Parent may only exercise this termination right prior to the Purchase Date.

SECTION 7.2                  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.8, 5.9, 7.2, 7.3, 7.4 (solely in the event of a termination of this Agreement by Parent pursuant to Section 7.1(b)(i) or a termination of this Agreement by the Company pursuant to Section 7.1(b)(i), 7.1(c)(i) or 7.1(c)(iii)), Article VIII, the first sentence of Section 3.18 and the penultimate sentence of Section 5.5, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 7.3                  Termination Fee.

(a)           In the event that:

(i)            (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within six (6) months of the date this Agreement is terminated;

(ii)           (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 7.1(d)(iii)(B) and the Company’s breach or failure triggering such termination shall have been willful, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within eighteen (18) months of the date this Agreement is terminated;

(iii)          this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii); or

(iv)          this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii);

then in any such event under clause (i), (ii), (iii) or (iv) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $3,000,000 in cash (the “Termination Fee”).

In the event that:  (x) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii), or (y) this Agreement is terminated by Parent pursuant to Section 7.1(d)(iii)(B) and no Termination Fee is payable in respect thereof pursuant to Section 7.3(a)(ii), then in each such case under such clause (x) or (y) the Company shall pay to Parent the Expenses of Parent and Purchaser up to a maximum amount of $1,250,000 and, in the case of clause (x), thereafter the Company shall be obligated to pay to Parent the Termination Fee (less the amount of Expenses previously actually paid to Parent pursuant to this sentence) only in the event such fee is payable pursuant to this Section 7.3(a).

(b)           Any payment required to be made pursuant to clause (i) or clause (ii) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iv) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1(c)(ii); and, in circumstances in which Expenses are payable, such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent and Purchaser (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment).  All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c)           In the event that the Company shall fail to pay the Termination Fee and/or Expenses required pursuant to this Section 7.3 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 7%.  In addition, if the Company shall fail to pay such fee and/or Expenses, as the case may be, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’

fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.  The Company acknowledges that the fee, Expense and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

(d)           Solely for purposes of this Section 7.3, references to 15% in the definition of Takeover Proposal shall be deemed replaced by references to 50%.

SECTION 7.4                  Loan to the Company.  In the event that, as of February 11, 2010, (a) the Closing has not occurred and this Agreement has not been terminated by Parent, (b) Purchaser has not purchased any tendered Shares solely as a result of the Minimum Condition not being satisfied, (c) Parent has terminated this Agreement pursuant to Section 7.1(b)(i), or (d) the Company has terminated this Agreement pursuant to Section 7.1(b)(i), Section 7.1(c)(i) or Section 7.1(c)(iii), Parent shall loan the Company on February 12, 2010 those amounts, and Parent and the Company shall enter into a promissory note on the terms and conditions, set forth on Annex B.

ARTICLE VIII

Miscellaneous

SECTION 8.1                  No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Letter, except to the extent actually set forth herein or therein.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.7 and 5.9 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.8, 5.9, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely.

SECTION 8.2                  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by stockholders of the Company, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company after the Purchase Date shall include the Independent Director Approval contemplated by Section 1.3); provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3                  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, however, that, in the case of the Company following the Purchase Date, the Independent Director Approval contemplated by Section 1.3 is obtained; provided, further, however, that notwithstanding anything to the contrary in the foregoing, the conditions contained in Annex A hereto (other than the Minimum Condition) are for the benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole discretion.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4                  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Purchaser may assign to Parent, without the consent of the Company, Purchaser’s rights under Section 1.5, including without limitation the right to issue the unsecured promissory note described therein.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5                  Counterparts.  This Agreement may be executed in multiple counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6                  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with Annex A and Annex B hereto, the Company Disclosure Letter (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.7, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7                  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)           All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)           Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

SECTION 8.8                  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9                  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Purchaser, to:

Trinity Industries, Inc.

2525 Stemmons Freeway

Dallas, Texas 75207-2401

Attention: S. Theis Rice

Facsimile: (214) 589-8824

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Mary R. Korby

Facsimile:  (214) 746-7777

If to the Company, to:

Quixote Corporation

35 East Wacker Drive

Chicago, Illinois 60601

Attn: Daniel P. Gorey

Facsimile: (312) 467-1356

with a copy (which shall not constitute notice) to:

Holland & Knight, LLP

131 South Dearborn Street 30th Floor

Chicago, IL 60603

Attn: Anne Hamblin Schiave

Facsimile: (312) 578-6666

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.10                Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11                Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Takeover Statute” shall mean “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statutes or regulations enacted under U.S. state or federal laws applicable to the Company, including Section 203 of the DGCL.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Material Adverse Effect” means a material adverse effect (i) on the business, assets, liabilities (contingent or otherwise) condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) on the ability of the Company to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, with respect to the Company, none of the following constitute, or will be considered in determining whether there has occurred, a Company Material Adverse Effect: (A) changes that are the result of factors generally affecting the industries or markets in which the Company or any of its Subsidiaries operate (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole); (B) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement including any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Offer and the Merger, including any litigation resulting therefrom; (C) changes in laws, rules or regulations or GAAP or the interpretation thereof; (D) any action taken at the written request of Parent or Purchaser; (E) any failure of the Company to meet any projection or forecast prior to the Closing (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (F) changes that are the result of economic factors affecting the national, regional or world economy (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole); (G) a decline in the price of the Company Common Stock on the Nasdaq Global Market or any other market in which the securities are quoted for purchase and sale (it being understood that any cause of any such decline may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (H) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (I) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole); and (J) any hurricane, earthquake, flood, natural disaster, or other force majeure event (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole).

“Company Stock Plans” shall mean the following plans of the Company: 1991 Director Stock Option Plan, as amended through August 16, 2000, 2001 Employee Stock Incentive Plan, as amended June 26, 2009 and 2001 Non-Employee Directors Stock Option Plan as amended June 26, 2009.

“Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the filing of any required notices under applicable Antitrust Laws or other regulations and all other matters related to the Offer, the Merger and the other Transactions.

“Financial Advisor” shall mean Morgan Keegan & Company, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States as consistently applied utilizing the principals and practices utilized in the preparation of the audited financial statements of the Company.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the knowledge after reasonable due inquiry of such Person’s directors and executive officers, and all other officers and managers having responsibility relating to the applicable matter.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Purchase Date” shall mean the first date on which Purchaser accepts for payment Shares tendered and not withdrawn pursuant to the Offer.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing at least 50% of the equity or at least 50% of the ordinary voting power (or, in the case of a partnership, at least 50% of the general partnership interests)

are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxing Authority” shall mean the IRS and any other Governmental Authority responsible for the administration of any Tax.

The following terms are defined in the section of this Agreement set forth next to such term below:

Term	Section

Agreement	Recitals
Balance Sheet Date	Section 3.5(f)
Bankruptcy and Equity Exception	Section 3.3(a)
Certificate of Merger	Section 2.3
Certificates	Section 2.8(b)
Claim	Section 5.7(a)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 2.8(g)
Company	Recitals
Company Acquisition Agreement	Section 5.2(c)
Company Adverse Recommendation Change	Section 5.2(c)
Company Adverse Recommendation Notice	Section 5.2(c)
Company Charter Documents	Section 1.3(c)
Company Common Stock	Recitals
Company Contracts	Section 3.13(b)
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.15(a)(i)
Company Preferred Stock	Section 3.2(a)
Company Plans	Section 3.11(a)
Company Recommendation	Section 5.2(c)
Company SEC Documents	Section 3.5(a)
Company Software	Section 3.15(f)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 1.4(a)(i)
Company Technology	Section 3.15(a)(ii)
Computer Systems	Section 3.15(h)
Contract	Section 3.3(c)
Convertible Debt	Section 5.12
Convertible Securities	Section 3.2(a)
Copyrights	Section 3.15(a)(iii)
Credit Agreement	Section 5.12
D&O Policy	Section 5.7(b)
DGCL	Recitals
Dissenting Shares	Section 2.9
Dissenting Stockholders	Section 2.9

Term	Section

Effective Time	Section 2.3
Engagement Letter	Section 3.18
Environmental Laws	Section 3.12(d)(i)
Environmental Liabilities	Section 3.12(d)(ii)
ERISA	Section 3.11(a)
ERISA Affiliates	Section 3.11(a)
Exchange Act	Section 1.1
Fairness Opinion	Section 1.2(a)
FCPA	Section 3.24(b)
Filed Company SEC Documents	Section 3.5(f)
Foreign Plan	Section 3.11(i)
Hazardous Materials	Section 3.12(d)(iii)
Indemnitees	Section 5.7(a)
Independent Director Approval	Section 1.3(c)
Independent Directors	Section 1.3(a)
Intellectual Property Rights	Sectin 3.15(a)(iii)
Laws	Section 3.8
Liens	Section 3.1(b)
Management Agreements	Section 5.14
Management Employees	Section 5.14
Marks	Section 3.15(a)(iii)
Material Contract	Section 3.13(a)
Merger	Recitals
Merger Consideration	Section 2.7(c)
Minimum Condition	Section 1.1
Money Laundering Laws	Section 3.24(c)
Multiemployer Plan	Section 3.11(a)
Offer	Recitals
Offer Documents	Section 1.1(b)
Offer Price	Recitals
Option	Secton 2.10
Option Consideration	Section 2.10
Parent	Recitals
Parent Material Adverse Effect	Section 4.1
Patents	Section 3.15(a)(iii)
Paying Agent	Section 2.8(a)
Permits	Section 3.8
Policies	Section 3.16(a)
Proxy Statement	Section 1.4(a)(ii)
Publicly Available Software	Section 3.15(a)(iv)
Purchaser Option	Section 1.5
Purchaser Option Shares	Section 1.5
Qualified Person	Section 1.3(a)
Purchaser	Recitals
Registered Intellectual Property	Section 3.15(a)(v)

Term	Section

Release	Section 3.12(d)(iv)
Representatives	Section 5.2(a)
Required Management Severance Payments	Section 5.14(a)
Restricted Stock	Section 3.2(a)
Rights	Recitals
Rights Agreement	Recitals
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(b)
SEC	Section 1.1(a)
Securities Act	Section 3.1(b)
Share	Recitals
Shares	Recitals
Software	Section 3.15(a)(vi)
Subsidiary Documents	Section 3.1(c)
Superior Proposal	Section 5.2(e)
Surviving Corporation	Section 2.1
Takeover Proposal	Section 5.2(e)
Tax Returns	Section 3.10(n)
Taxes	Section 3.10(n)
Technology	Section 3.15(a)(vii)
Termination Fee	Section 7.3(a)
Trade Secrets	Section 3.15(a)(iii)
Treasury Regulations	Section 2.8(g)
Transactions	Section 1.2(a)
Walk-Away Date	Section 7.1(b)(iii)
WARN	Section 3.11(m)

SECTION 8.12                                                 Interpretation.

(a)                                  When a reference is made in this Agreement to an Article, a Section, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TRINITY INDUSTRIES, INC.

By:	/s/ William A. McWhirter
Name: William A. McWhirter
Title: Senior Vice President and Chief Financial Officer

THP MERGER CO.

By:	/s/ John M. Lee
	Name:	John M. Lee
	Title:	Vice President

QUIXOTE CORPORATION

	By:	/s/ Daniel P. Gorey
	Name:	Daniel P. Gorey
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Merger Agreement]

ANNEX A

Conditions to the Offer

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (ii) Purchaser shall have failed to receive prior to the scheduled expiration of the Offer a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as the date of the scheduled expiration date of the Offer, to the effect that none of the conditions set forth in clause (c) below exist, or (iii) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

(a)                                  there shall be any injunction, judgment, ruling, order, decree, action, proceeding or litigation instituted, issued, entered, commenced, pending by or before any Governmental Authority that would or that seeks or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acceptance for payment, payment for or purchase of some or all of the Shares by Purchaser or Parent or the consummation of the Transactions, (ii) impose limitations on the ability of Purchaser, Parent or any of their Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by them on all matters properly presented to the Company’s stockholders on an equal basis with all other stockholders (including the adoption of the Agreement and approval of the Transactions), (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s, Purchaser’s or any of their Affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole, (iv) compel Parent, Purchaser or any of their Affiliates to dispose of any Shares or, as a result of the Transactions, compel Parent, Purchaser or any of their Affiliates to dispose of or hold separate any portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (v) impose more than $2,000,000 in damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions;

(b)                                 there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Authority applicable to (i) Parent, the Company or any of their respective Affiliates or (ii) the Transactions that results, or that seeks or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c)                                  (i) there shall have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect or (ii) (A) the representations and warranties of the Company set forth in Section 3.2 (Capitalization) shall not be true in all respects, other than immaterial misstatements or

A-1

omissions, at and as of the date of such determination as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (B) all other representations and warranties of the Company set forth in the Agreement shall not be true and correct at and as of the date of such determination, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (C) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, which inaccuracy, breach or failure has not been cured prior to the expiration of the Offer;

(d)                                 a Company Adverse Recommendation Change shall have occurred;

(e)                                  the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

(f)                                    a Flip-in Event (as defined in the Rights Agreement) shall have occurred under the Rights Agreement.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by either of them regardless or the circumstances giving rise to such conditions or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser (except for any condition which, pursuant to Section 1.1 of the Agreement, may only be waived with the Company’s consent).  The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

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ANNEX B

Note Terms

Subject to the conditions of Section 7.4 of the Agreement, on February 12, 2009, Parent shall loan the amounts described below to the Company, and the Company shall deliver to Parent a promissory note, in form and substance reasonably acceptable to the Parties, which shall include the following agreed upon terms and conditions:

Principal Amount:

Parent shall loan to the Company the amount of funds necessary for the 100% repurchase of any Convertible Securities that are put to the Company pursuant to Article XVI of that certain Indenture by and between the Company and Wells Fargo Bank National Association, as successor to LaSalle Bank National Association, as trustee, dated as of February 9, 2005 (as amended); provided, however, that (i) the amount loaned to the Company by Parent shall in no event exceed $7,000,000, (ii) all funds loaned to the Company by Parent shall be used by the Company to complete the repurchase of 100% of such Convertible Securities, and (iii) the Company shall use any and all funds available to it (including cash on hand and funds available pursuant to other financing arrangements, other than funds used for normal working capital purposes) to repurchase such Convertible Securities in an effort to minimize the principal amount loaned to the Company by Parent pursuant to the terms hereof.

Interest Rate:	12% per annum on unpaid principal balance.

Term and
Amortization:	36-month term;
No principal amortization for the first 12 months, with interest payable quarterly;
Months 13-36 principal and interest is payable quarterly in accordance with straight amortization; and
No prepayment penalty.

Security:	Unsecured.

Other Terms
And Conditions:	Consistent with non-public, unsecured debt issues of this nature.

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ANNEX C

 Severance Payments

(a)                                  For purposes of Section 5.14:

“Management Employees” means Bruce Reimer, Dan Gorey and Joan Riley.

“Management Agreements” means those Agreements identified below with respect to each of the Management Employees.

“Required Management Severance Payments” means the Cash Payments & Benefits identified below with respect to each of the Management Employees.

(1)                                  Bruce Reimer

Reimer Agreements:

1.                                       Change of Control Agreement, dated as of February 3, 2009, by and between Quixote Corporation and Bruce Reimer.

2.                                       Severance and Non-Competition Agreement dated as of February 3, 2009, by and between Quixote Corporation and Bruce Reimer.

Reimer Cash Payments & Benefits:

(A)                              Cash at closing:  $1,171,839.

(B)                                Additional Payments/Benefits:

(i)                                     Any base salary, reimbursements, and accrued but unused vacation days relating to pre-termination services not paid by Quixote prior to Closing.

(ii)                                  At Reimer’s request, he will be provided medical insurance coverage under COBRA law — at his cost.

(2)                                  Daniel Gorey:

Gorey Agreements:

1.                                       Amended and Restated Change of control Agreement, dated as of July 25, 2008, by and between Quixote Corporation and Daniel P. Gorey.

2.                                       Severance and Non-Competition Agreement dated as of July 25, 2008, by and between Quixote Corporation and Daniel P. Gorey.

Gorey Cash Payments & Benefits:

(A)                              Cash at closing:  $1,672,685.

(B)                                Additional Payments/Benefits:

(i)                                     Unvested restricted stock and stock options previously granted will vest one day prior to closing.

(ii)                                  Any base salary, reimbursements, and accrued but unused vacation days relating to pre-termination service not paid by Quixote prior to Closing.

(ii)                                  Gorey will be reimbursed for his medical insurance premiums and unreimbursed medical expenses by Quixote for 18 months following closing.

(3)                                  Joan Riley:

Riley Agreements:

1.                                       Amended and Restated Change of control Agreement, dated as of July 25, 2008, by and between Quixote Corporation and Joan R. Riley.

2.                                       Severance and Non-Competition Agreement dated as of July 25, 2008, by and between Quixote Corporation and Joan R. Riley.

Riley Cash Payments & Benefits:

(A)                              Cash at closing:  $1,140,231.

(B)                                Additional Payments/Benefits:

(i)                                     Unvested restricted stock and stock options previously granted will vest one day prior to closing.

(ii)                                  Any base salary, reimbursements, and accrued but unused vacation days relating to pre-termination service not paid by Quixote prior to Closing.

(iii)                               Riley will be reimbursed for her medical insurance premiums and unreimbursed medical expenses by Quixote for 18 months following closing.

(c)

1.               Severance and Non Competition Agreement between the Company and Annette Voss dated July 21, 2008

2.               Severance and Non Competition Agreement between Quixote Transportation Safety, Inc. and Energy Absorption Systems, Inc. and James Connell dated September 29, 2008

3.               Confidential Separation Agreement and General Release between Quixote Transportation Safety, Inc. and Russell Hood dated August 27, 2009

4.               Offer letter from the Company on behalf of Energy Absorption Systems, Inc to Mark Holland dated December 16, 2009, regarding the terms of his employment

5.               Severance and Non Competition Agreement between the Company, Quixote Transportation Safety, Inc. and Energy Absorption Systems, Inc. and Mark Holland dated December 17, 2009

6.               Offer Letter dated December 16, 2009 to Mike Corbett from Energy Absorption Systems, Inc

7.               Severance and Non Competition Agreement between Quixote Corporation, Quixote Transportation Safety, Inc. and Energy Absorption Systems, Inc. and Mike Corbett dated December 18, 2009

8.               Employment Agreement between Quixote Middle East LLC and Andrew Ashcroft dated April 1, 2007

9.               Employment Agreement between Quixote Corporation and Phil Bigley dated September 1, 2000

10.         Confidential Separation Agreement and General Release between Energy Absorption Systems (AL) LLC and Richard A. McGauran dated December 2008

11.         Offer Letter between Quixote Transportation Inc. and Chi Sing (Stephen) Chan dated October 9, 2009

12.         Retirement Agreement and General Release between the Company and Leslie Jezuit dated December 23, 2008